EXHIBIT 107

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

EATON VANCE MUNICIPAL BOND FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	-	0.00015310	-
Fees Previously Paid	$32,161,235.10(a)		$4,923.89(b)
Total Transaction Valuation	$30,652,787(c)
Total Fees Due for Filing			$4,692.94(b)
Total Fees Previously Paid			$4,923.89(b)
Total Fee Offsets			-
Net Fee Due			$0

(a)	Previously calculated as the estimated aggregate maximum purchase price for common shares of beneficial interest of Eaton Vance Municipal Bond Fund (the “Fund”) in the offer. A fee of $4,923.89 was paid in connection with the filing of the Schedule TO-I by the Fund (File No. 005-85179) on December 10, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $153.10 per $1,000,000 of the transaction value.

(c)	The transaction value is calculated as the aggregate maximum purchase price for common shares of beneficial interest of the Fund in the offer. The fee of $4,692.94 was reflected as paid in full in connection with the filing of the Schedule TO-I/A by the Fund (File No. 005-85179) on January 13, 2025. This is the final amendment to the Schedule TO and is being filed to report the final results of the offer.